UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 29, 2025

TETRA Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-13455	74-2148293
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

24955 Interstate 45 North
The Woodlands, Texas 77380
(Address of Principal Executive Offices, and Zip Code)

(281) 367-1983
Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TTI	New York Stock Exchange
Preferred Share Purchase Right	NA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2025, the Board of Directors (the “Board”) of TETRA Technologies, Inc. (the “Company”) appointed Katherine Kokenes as Vice President – Chief Accounting Officer and as the principal accounting officer of the Company, effective immediately. Effective upon her appointment as principal accounting officer, Elijio Serrano will transfer the Company’s principal accounting officer responsibilities to Katherine. Mr. Serrano will continue to serve as the Company’s Senior Vice President and Chief Financial Officer and principal financial officer.

Ms. Kokenes, 53, served in several senior finance positions with increasing responsibilities with Independence Contract Drilling, Inc., a provider of land-based contract drilling services for oil and natural gas producers in the United States, from 2013 until she joined the Company. Most recently, she served as Vice President and Chief Accounting Officer beginning in May 2020. Prior to that, she held key positions including Director of Financial Reporting and Corporate Controller. Earlier in her career, from 1996 to 2013, she held a series of progressively senior accounting roles at Nabors Industries, Ltd. Ms. Kokenes received her Bachelor of Business Administration in Accounting from the University of Texas at Arlington and is a Certified Public Accountant.

In connection with Ms. Kokenes’ appointment, the Human Capital Management and Compensation Committee of the Board (the “Compensation Committee”) approved an annual base salary of $330,000 for Ms. Kokenes and a target cash incentive bonus opportunity equal to 60% of her base salary. For the 2025 performance year, she will receive a guaranteed minimum bonus of $75,000. Beginning in 2026, Ms. Kokenes will be eligible to receive annual long-term incentive awards similar to the Company’s other senior executives, with a target grant value of $225,000.

As a material inducement for Ms. Kokenes’ employment with the Company, the Compensation Committee granted to Ms. Kokenes an employment inducement award of 29,645 restricted stock units effective as of September 29, 2025 pursuant to the TETRA Technologies, Inc. Third Amended and Restated 2018 Equity Incentive Plan. The restricted stock units may be settled in either cash or shares of the Company’s common stock, at the Compensation Committee’s discretion, and 12/36ths of the award will vest on September 29, 2026 and 1/6th of the award will vest on the 25th day of each of the four six-month periods thereafter until fully vested, contingent upon her continued employment with the Company as of such dates.

The Company has entered into an employment agreement with Ms. Kokenes in a form substantially similar to the form of agreement executed by the Company’s employees. The agreement evidences the at-will nature of Ms. Kokenes’ employment and does not set forth or guarantee the term of employment, salary or other incentives, all of which are entirely at the discretion of the Board of Directors.

There are no arrangements or understandings between Ms. Kokenes and any other person pursuant to which she was appointed as an officer of the Company. Neither the Company nor the Board of Directors is aware of any transaction in which Ms. Kokenes has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Ms. Kokenes will be indemnified by the Company pursuant to the Company’s Certificate of Incorporation and Amended and Restated Bylaws for actions associated with being an officer. In addition, the Company will enter into an indemnification agreement with Ms. Kokenes that will provide for indemnification to the fullest extent permitted under Delaware law. The indemnification agreement will provide for indemnification of expenses, liabilities, judgments, fines, and amounts paid in settlement in connection with proceedings brought against Ms. Kokenes as a result of her service as an officer. The indemnification agreement is substantially identical to the form of agreement executed by the Company’s other directors and executive officers. The foregoing description of the indemnification agreement is not complete and is qualified in its entirety by reference to the full text of the indemnification agreement, the form of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits.

Exhibit Number	Description
10.1
Form of Indemnification Agreement for directors and executive officers of TETRA Technologies, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 12, 2008 (SEC File No. 001-13455)).

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By:	/s/Brady M. Murphy
Brady M. Murphy
President and
Chief Executive Officer

Date:	October 1, 2025
3